Cowen Announces Placement of $25 Million in Senior Notes

NEW YORK — October 1, 2019 — Cowen Inc. (NASDAQ:COWN) (“Cowen” or the “Company”) today announced that it has completed the private placement of an additional $25 million aggregate principal amount of the Company’s 7.25% Senior Notes due May 6, 2024 (the "Notes") pursuant to several Note Purchase Agreements entered into with certain institutional investors. The Notes comprise the same series of notes as the $53 million aggregate principal amount of 7.25% Senior Notes due May 6, 2024 that the Company issued on May 6, 2019. The Notes were purchased at a premium with an effective interest rate of 6.75%.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the Notes or any other securities, nor will there be any sale of Notes or any other securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The offer and sale of the Notes have not been registered under the Securities Act of 1933, as amended, or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

About Cowen Inc.
Cowen Inc. (“Cowen” or the “Company”) is a diversified financial services firm offering investment banking services, equity and credit research, sales and trading, prime brokerage, global clearing, commission management services and actively managed alternative investment products. Cowen focuses on delivering value-added capabilities to our clients in order to help them outperform. Founded in 1918, the Company is headquartered in New York and has offices worldwide. Learn more at Cowen.com

Cautionary Note Regarding Forward-Looking Statements.

This press release contains forward-looking statements.  Forward-looking statements provide the Company’s current expectations or forecasts of future events.  Forward-looking statements include statements about the Company’s expectations, beliefs, plans, objectives, intentions, assumptions and other statements that are not historical facts.  Forward-looking statements are subject to known and unknown risks and uncertainties and are based on potentially inaccurate assumptions that could cause actual results to differ materially from those expected or implied by the forward-looking statements.  The Company’s actual results could differ materially from those anticipated in forward-looking statements for many reasons, including the factors described in the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, as filed with the Securities and Exchange Commission.  The Annual Report on Form 10-K and Quarterly Reports on Form 10-Q are available at our website at www.cowen.com and at the Securities and Exchange Commission website at www.sec.gov.

Unless required by law, the Company undertakes no obligation to publicly update or revise any forward-looking statement to reflect circumstances or events after the date of this press release.

For further information, contact:

Cowen Inc.
J.T. Farley, Investor Relations
(646) 562-1056
james.farley@cowen.com

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